Exhibit 10.32

ISRAELI SUB-PLAN OF THE

CEVA, INC.

2011 STOCK INCENTIVE PLAN

1.	GENERAL

1.1.	This Sub-Plan (the “Sub-Plan”) shall apply only to participants in the Plan (as defined below) who have been granted Options under the Plan and are residents of the state of Israel or those who are deemed to be residents of the state of Israel for the payment of tax (each such participant, a “Grantee”). With respect to Grantees, the provisions specified hereunder shall form an integral part of the 2011 Stock Incentive Plan of CEVA Inc., a Delaware corporation (hereinafter: the “Company”), as amended from time to time (hereinafter: the “Plan”), which applies to the issuance of Options to purchase Shares by Grantees. According to the Plan, Options to purchase the Company’s Shares may be issued to employees, officers and directors of the Company or any Related Entity.

1.2.	This Sub-Plan is to be read in conjunction with the Plan and it only modifies Options granted to Grantees (as defined herein) so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Sub-Plan does not add to or modify the Plan in respect of participants in the Plan other than Grantees.

1.3.	The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

1.4.	Any capitalized terms not specifically defined in this Sub-Plan shall be construed according to the interpretation given to them in the Plan.

2.	DEFINITIONS

2.1.	“Applicable Laws” means the legal requirements relating to the Plan, this Sub-Plan, Award Agreements, Options and the administration of stock option plans, including under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Options granted to residents therein, including, in relation to Grantees, the Ordinance and the Rules as well as any other applicable Israeli law.

2.2.	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee.

2.3.	“Capital Gain Option (CGO)” means an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.4.	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.5.	“Employing Company” means a company within the meaning of Section 102(a) of the Ordinance.

2.6.	“Employee” means a person who is employed by the Employing Company, including an individual who is serving as a director or an officer, but excluding any Non-Employee, all as determined in Section 102 of the Ordinance.

2.7.	“ITA” means the Israeli Tax Authority.

2.8.	“Non-Employee” means a consultant or a Controlling Shareholder.

2.9.	“Ordinary Income Option (OIO)” means an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.10.	“102 Option” means any Option granted to Employees pursuant to Section 102 of the Ordinance.

2.11.	“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is a Non- Employee.

2.12.	“Ordinance” means the Israeli Income Tax Ordinance [New Version]-1961 as now in effect or as hereafter amended.

2.13.	“Rules” means the regulations, rules, orders or procedures promulgated under the Ordinance, including the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003.

2.14.	“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.15.	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.16.	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	ISSUANCE OF OPTIONS

3.1.	The persons eligible for participation in the Sub-Plan as Grantees are any Employees and/or Non-Employees of the Company, or an Employing Company; provided, however, that (i) Employees may only be granted 102 Options; and (ii) Non-Employees may only be granted 3(i) Options.

3.2.	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

3.3.	The grant of Approved 102 Options shall be made under this Sub-Plan adopted by the Board, and shall be conditioned upon the approval of this Sub-Plan by the ITA.

3.4.	Approved 102 Options may either be classified as Capital Gain Options (“CGOs”) or Ordinary Income Options (“OIOs”).

3.5.	No Approved 102 Options may be granted under this Sub-Plan to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Options as CGO or OIO granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Option under this Sub-Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Grantees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

3.6.	All Approved 102 Options must be held in trust by a Trustee, as described in Section 4 below.

3.7.	For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102.

4.	TRUSTEE

4.1.	Approved 102 Options which shall be granted under this Sub-Plan and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Grantees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Options are not met, the Approved 102 Options may be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.

4.2.	Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Options which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

4.3.	With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulations or orders or procedures promulgated thereunder, a Grantee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Grantee. Subject to the foregoing, the Trustee may, pursuant to a written request from the Grantee, release and transfer such shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) payment has been rendered to the tax authorities of all taxes required to be paid upon the release and transfer of the shares, and confirmation of such payment has been received by the Trustee and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, this Sub-Plan, or any applicable Award Agreement and any applicable law.

4.4.	If an Approved 102 Option is exercised during the Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Grantee. If such an Option is exercised after the Holding Period ends, the Shares issued upon such exercise shall, at the election of the Grantee, either (i) be issued in the name of the Trustee, or (ii) be transferred to the Grantee directly, provided that the Grantee first complies with all applicable provisions of the Plan, the Award Agreement and this Sub-Plan and makes payment of any applicable taxes in respect thereto.

4.5.	Upon receipt of an Approved 102 Option, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Sub-Plan, or any Approved 102 Option or Share granted to him thereunder.

5.	THE OPTIONS

The terms and conditions, upon which the Options shall be issued and exercised, shall be as specified in the Award Agreement to be executed pursuant to the Plan and to this Sub-Plan. Each Award Agreement shall state, inter alia, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the vesting provisions and the exercise price.

6.	EXERCISE OF OPTIONS

Options shall be exercised by the Grantee by giving a written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company in accordance with Section 7 and the other terms of the Plan, the Award Agreement and, when applicable, by the Trustee, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the exercise price for the number of Shares with respect to which the Option is being exercised, at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

7.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

7.1.	Notwithstanding any other provision of the Plan, no Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, other than by will or the laws of descent and distribution, or except as specifically allowed under the Plan and this Sub-Plan, and during the lifetime of the Grantee each and all of such Grantee’s rights to purchase Shares hereunder shall be exercisable only by the Grantee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

7.2.	As long as Options or Shares purchased pursuant thereto are held by the Trustee on behalf of the Grantee, all rights of the Grantee over the Shares are personal, and can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

7.3.	In addition to the foregoing, all of the applicable provisions of Section 102 of the Ordinance will bind any transferee of the 102 Option.

8.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S PERMIT

8.1.	With regard to Approved 102 Options, the provisions of the Plan and/or the Sub-Plan and/or the Award Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and said provisions and permit shall be deemed an integral part of the Plan and of the Sub-Plan and of the Award Agreement.

8.2.	Any provision of Section 102 and/or said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Sub-Plan or the Award Agreement, shall be considered binding upon the Company and the Grantees.

9.	ISRAELI INDEX BASE FOR 102 OPTIONS

Each 102 Option will be subject to the USD-NIS rate of exchange base of the Value of Benefit, as defined in Section 102(a) of the Ordinance, as determined by the Committee in its discretion, pursuant to the Rules, from time to time.

10.	DIVIDEND

Subject to the Company’s Certificate of Incorporation, with respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options and held by the Grantee or by the Trustee as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to any applicable taxation on distribution of dividends, including the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

11.	TAX CONSEQUENCES

11.1.	Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Parent and/or its Subsidiaries, the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Parent and/or its Subsidiaries, and/or the Trustee shall withhold taxes according to the requirements under all Applicable Laws, including withholding taxes at the source. Furthermore, the Grantee shall agree to indemnify the Company and/or its Parent and/or its Subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

11.2.	Subject to the terms of the Plan, the Company and/or, when applicable, the Trustee shall not be required to release any share certificate to a Grantee until all required payments have been fully made.

11.3.	With respect to Unapproved 102 Options, if the Grantee ceases to be employed by the Company or its Parent or its Subsidiaries, the Grantee shall extend to the Company and/or its Parent and/or its Subsidiaries a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

12.	GOVERNING LAW & JURISDICTION

This Sub-Plan shall be governed by and construed in accordance with the laws of the State of Delaware, USA, provided that that the tax treatment and the tax rules and regulations applying hereto shall be the Ordinance and Rules. The competent courts of the Tel Aviv – Jaffa District shall have sole jurisdiction in any matters pertaining to this Sub-Plan.

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